EXHIBIT 10.3
FIRST AMENDMENT TO
COMPENSATION TERM SHEET

THIS FIRST AMENDMENT TO COMPENSATION TERM SHEET (this “First Amendment”), effective as of February 12, 2020 (the “Effective Date”) is entered into by and between T-Mobile US, Inc. (the “Company”), and David Carey (“Executive”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Term Sheet (as defined below).
RECITALS
        WHEREAS, the Company and Executive are parties to that certain Compensation Term Sheet, effective as of April 29, 2018 (the “Term Sheet”), which sets forth the terms and conditions of Executive’s employment as Executive Vice President, Corporate Services of the Company; and
        WHEREAS, the Company and Executive mutually desire to amend the Term Sheet as set forth herein.
NOW, THEREFORE, in consideration of Executive’s continued service with the Company, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, effective as of the Effective Date, the Company and Executive hereby agree as follows:
AMENDMENT
1.Term. The Term Sheet is hereby amended to provide that, unless earlier terminated by Executive or the Company, the “Term” of the Term Sheet shall continue until, and  Executive’s employment with the Company will automatically terminate upon, the first to occur of (i) July 1, 2020 (the “Expiration Date”) and (ii) the Position Elimination Date (as defined below).
2.Position Elimination. Executive and the Company acknowledge that the Company intends to eliminate Executive’s position effective no later than the Expiration Date (with the date on which Executive’s position is eliminated anticipated to occur between April 30, 2020 and the Expiration Date) (the actual date of such position elimination, the “Position Elimination Date”). The Company agrees to provide Executive with notice of the elimination of his position with the Company at least two (2) weeks prior to the Position Elimination Date.
3.Transition Compensation. During the period commencing on the Effective Date and ending on the date on which Executive’s employment terminates for any reason (the “Transition Period”), Executive shall continue to (i) receive the same base salary as in effect on the Effective Date (i.e., $775,000 per year, pro-rated for any partial year of employment), (ii) be eligible to earn a Target STI in effect as of the Effective Date (i.e., 150% of Executive’s eligible base earnings, or $1,162,500) and (iii) be eligible to participate in employee benefit plans maintained by the Company, in each case, in accordance with the terms and conditions of the Term Sheet. Notwithstanding the foregoing or anything to the contrary in the Term Sheet, except as otherwise determined by the Company, Executive shall not be eligible to receive grants of LTI awards during the Transition Period (including any annual LTI award for calendar year 2020).
4.Separation Benefits.
a.Severance Letter. Upon a termination of Executive’s employment (i) on the Expiration Date or the Position Elimination Date, in either case, pursuant to Section 1 above or (ii) at any time during the Transition Period by the Company other than for Cause or by Executive for Good Reason (each such term as defined in the Letter Regarding Severance Benefits between Executive and the Company, dated April 28, 2018 (the “Severance Letter”)), Executive shall be eligible to receive the Severance Benefits set forth in Section 1 of the Severance Letter, payable in accordance with and subject to all other terms and conditions set forth in the Severance Letter (including, without limitation, Executive’s compliance with Sections 2 and 3 thereof). For clarity, solely for purposes of determining Executive’s right to and administering any severance Executive becomes entitled to receive pursuant to this Section 4, (a) all references to “Qualifying Termination” in the Severance Letter shall be deemed to mean a termination of Executive’s employment described in the first sentence of this Section 4(a); (b) the “Expiration Time” (as defined in the Severance Letter) shall be deemed to mean Executive’s Termination Date (as defined in the Severance Letter); and (c) for purposes of Section 3 of the Severance Letter, the “Restricted Period” shall equal eighteen (18) months; and (d) references to the “Transaction Date” in the definition of Good Reason offset forth in the Severance Letter shall be deemed to mean and refer to the Effective Date.
b.Other Separation Benefits. In addition, upon a Qualifying Termination (as defined pursuant to Section 4(a) above), subject to Executive’s compliance with the terms and conditions set forth in the Severance Letter (including, without limitation, Executive’s compliance with Sections 2 and 3 thereof):
i.  Executive shall continue to remain eligible for the Company’s employee mobile service discount program as in effect from time to time following such Qualifying Termination; and
ii.  The Company and Executive shall enter into a consulting agreement (the “Consulting Agreement”), pursuant to which, during the period commencing on the day immediately following the date of Executive’s Qualifying Termination and ending on the twelve (12)-month anniversary thereof (or, if earlier, the date on which either party terminates the Consulting Agreement), Executive shall provide consulting services to the Company as may be required by the Company (capped at five (5) days per month); provided, that the level of bona fide services that Executive performs for the Company during the term of the Consulting Agreement will be no more than twenty percent (20%) of the average level of bona fide services performed for the Company over the thirty-six (36)-month period immediately preceding the date of Executive’s Qualifying Termination. During the term of the Consulting Agreement, the Company shall pay Executive a consulting fee equal to $41,677 per month (pro-rated for any partial month of service). The Consulting Agreement will also contain such other terms and conditions as may be mutually agreed upon by the parties.
c.Restrictive Covenants. Executive acknowledges and agrees that he will continue to be subject to, and will comply with, the terms and conditions of the Restrictive Covenant and Confidentiality Agreement and, if applicable, Section 3 of the Severance Letter following his termination of employment with the Company for any reason (including, if applicable, during the term of the Consulting Agreement).
d.Good Reason Waiver. Executive acknowledges and agrees that, in consideration of the payments and benefits to be made or provided to Executive hereunder, Executive is waiving any rights (if any) that Executive may otherwise have to resign for Good Reason (as defined in the Severance Letter or any other plan or agreement applicable to Executive) following the Effective Date as a result of, or in connection with, any diminution of Executive’s duties and responsibilities during the Transition Period so long as Executive continues to directly report to the current Chief Executive Officer of the Company (John Legere) (the “CEO”) through the date on which the CEO’s employment with the Company terminates (it being acknowledged and agreed that any changes to the person or persons to whom Executive reports after the date on which the CEO’s employment with the Company terminates shall not constitute Good Reason).
5.The Term Sheet is hereby amended to the extent necessary to reflect Sections 1 through 4 above.
6.This First Amendment shall be and hereby is incorporated into and forms a part of the Term Sheet.
7.Except as expressly provided herein, all terms and conditions of the Term Sheet shall remain in full force and effect.
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        IN WITNESS WHEREOF, the Company and Executive have executed this First Amendment effective as of the date first above written.

COMPANY
T-Mobile US, Inc.

/s/ Derek Potter
Name:  Derek Potter
Title:  SVP, Total Rewards & Employee  Experience

AGREED and ACCEPTED as of the date below:

/s/ David Carey    February 12, 2020
David Carey    Date